Exhibit 10.1
Confidential Executive Form
PERSONAL & CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Dear [Name]:

As an [executive title] of BrightSpire Capital, Inc. (“BRSP”), you are a participant in BRSP’s 2024 Annual Incentive Plan (the “2024 AIP”), approved by BRSP’s Compensation Committee in April 2024.

In an effort to preserve cash in the current operating environment in 2024, and to further align the interests of BRSP’s executive officers and shareholders, the purpose of this letter agreement is to memorialize your voluntary agreement to the settlement of a portion of the cash incentive compensation you earn pursuant to the 2024 AIP (if any) in shares of BRSP’s class A common stock, in lieu of cash.

2024 AIP Cash Waiver and 2024 AIP Grant

With respect to the calculation and payment of the Company’s 2024 AIP in early 2025, administered in accordance with its existing terms, you agree to the settlement of the portion of the cash incentive compensation you earn pursuant to the 2024 AIP (if any) that exceeds [60%]1 [70%]2 of your 2024 Target Annual Bonus (such excess amount, the “2024 Cash Waiver”) in shares of BRSP’s class A common stock (the “2024 AIP Grant”), in accordance with the following:

a)The number of shares to be granted as a 2024 AIP Grant shall be determined by dividing the 2024 Cash Waiver by the closing price of BRSP’s class A common stock on the trading date immediately preceding the payment date of the cash incentive compensation earned pursuant to the 2024 AIP;
b)The 2024 AIP Grant will be fully vested upon grant;
c)You have offered and agree to hold the net shares following such grant as part of your minimum share ownership requirement in accordance with the BRSP stock ownership policy; provided, however, that (i) you will be permitted to exchange or otherwise dispose of the shares (x) in one-third tranches following each of the first, second and third anniversary date of the grant, (y) in connection with a Change in Control or similar corporate transaction, or (z) upon your earlier termination of employment or service due to death or Disability or in accordance with the stock ownership policy, and (ii) such holding period will not apply to the extent it would impair BRSP’s status as a real estate investment trust for federal income tax purposes; and
d)The 2024 AIP Grant will be granted independent of other long-term incentive plan awards typically made in consideration of executive total annual compensation for 2025, in the discretion of BRSP’s Compensation Committee.

The 2024 Cash Waiver (i.e., cash incentive compensation reduction) is a one-time voluntary reduction, and your annual cash performance bonus paid for 2024 shall be treated as though entirely paid in cash when determining, to the extent relevant, your Target Annual Bonus for 2025.

You hereby agree that the 2024 Cash Waiver itself is not a reduction of your Target Annual Bonus and shall not be grounds for a termination for Good Reason.

Capitalized terms used and not defined herein shall have the meaning set forth in the Company’s Amended Severance Policy, dated February 21, 2024.
1 Applicable to Chief Executive Officer
2 Applicable to (i) President & Chief Operating Officer, (ii) Chief Financial Officer, and (iii) General Counsel

Governing Law and Arbitration of Disputes. The validity, interpretation, construction and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of [New York][California], without giving effect to the principles of conflicts of laws. Furthermore, any disputes arising out of or related to the employment relationship shall be governed pursuant to the Mutual Agreement to Arbitrate Claims.

Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Please confirm your acceptance by acknowledging with your signature below.

Sincerely,

BrightSpire Capital, Inc.

By: ________________________________
Name:
Title:

Accepted by:
July 29, 2024
[Executive Officer]	Date